SUB-ITEM 77M
Mergers


Nuveen California Quality Municipal Income Fund f/k/a Nuveen California Dividend Advantage Municipal Fund

811-09161



On November 7, 2016 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen California Dividend Advantage
Municipal Fund 2 and Nuveen California
Dividend Advantage Municipal Fund 3
were transferred to the Nuveen California
Dividend Advantage Municipal Fund.  The
circumstances and details of the
reorganization are contained in the SEC
filing on Form 497 on July 12, 2016,
Accession No. 0001193125-16-646333,
which materials are herein incorporated by reference.